UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 30, 2009
EACO Corporation

(Exact name of registrant as specified in its charter)

Florida	000-14311	59-2597349

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 N. Lakeview Avenue, Anaheim, California	92807

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (714) 876-2490
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On September 30, 2009, EACO Corporation (the “Company”) completed the acquisition of the real property located in Deland, Florida (the “Deland Property”) which the Company was leasing pursuant to a Lease Agreement dated December 30, 2004 (the “Lease Agreement”) with Gottula Properties, LLC (“Gottula”). The purchase was made pursuant to a Purchase and Sale Agreement dated July 31, 2009 by and between the Company and Gottula (the “Purchase Agreement”). The Company paid $200,000 as an earnest money deposit at the time of execution of the Purchase Agreement. Under the Purchase Agreement, the Company had the right to purchase the Deland Property for an additional payment of $1,923,000. In connection with the closing of the acquisition of the Deland Property, the Company and Gottula terminated the Lease Agreement for the Deland Property.
     All amounts paid by the Company for the purchase of the Deland Property were borrowed by the Company from Bisco Industries, Inc. (“Bisco”). Bisco’s sole shareholder and President is Glen F. Ceiley, the Company’s Chief Executive Officer, Chairman of the Board and a significant shareholder. The loans were made pursuant to note agreements that accrue interest at 7.5% per annum and do not provide for regularly scheduled payments; however, any remaining outstanding principal balance plus accrued interest is due six months from the date of each note. The notes can be extended by the Company beyond six months.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.
     (d) Exhibits.

Exh. No.	Description
99.1	Purchase and Sale Agreement dated July 31, 2009 by and between Gottula Properties, LLC and EACO Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EACO CORPORATION (Registrant)
Dated: October 6, 2009	/s/ GLEN CEILEY
Glen Ceiley
Chief Executive Officer

EXHIBIT INDEX

Exh. No.	Description
99.1	Purchase and Sale Agreement dated July 31, 2009 by and between Gottula Properties, LLC and EACO Corporation